UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

May 9, 2013
Date of report (Date of earliest event reported)

Amyris, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

____________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On May 9, 2013, the Board of Directors (the “Board”) of Amyris, Inc. (the “Company”) appointed R. Neil Williams, Senior Vice President and Chief Financial Officer of Intuit, Inc., as a Class II director (whose initial term will expire at the Company’s annual meeting of stockholders to be held in 2015), effective upon a resignation from the Board by Patrick Pichette, Senior Vice President and Chief Financial Officer of Google Inc.  Mr. Pichette resigned from the Board on May 9, 2013 due to other commitments, but agreed to serve as an advisor to the Company following his resignation.  Mr. Williams was also appointed as the Chair of the Audit Committee, replacing Mr. Pichette in that role.  The Board also modified the composition and leadership of its other committees, including appointing Carole Piwnica as the Chair of the Leadership Development and Compensation Committee to replace Ralph Alexander, who will no longer serve on that committee, and appointing John Doerr as the Chair of the Nominating and Governance Committee, with Ms. Piwnica stepping down as Chair, but remaining on the committee.  Following such modifications, the Board’s committees are composed as follows:

Name	Audit Committee	Leadership Development and Compensation Committee	Nominating and Governance Committee
Ralph Alexander
John Doerr
Geoffrey Duyk
Neil Williams
Carole Piwnica
 = Member;  = Chair

The Company expects to provide Mr. Williams with its standard compensation for non-employee directors, as described in the “Director Compensation” section of the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 16, 2013.  The Company has entered or will enter into the form of indemnification agreement with Mr. Williams that it has entered into with its other directors and that is filed as Exhibit 10.01 to the Company’s registration statement on Form S-1 (File No. 333-166135).  The indemnification agreement and the Company’s restated certificate of incorporation and restated bylaws require the Company to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: May 13, 2013	By:	/s/ Gary Loeb
Gary Loeb SVP and General Counsel